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                                                                   Exhibit 10.20


                             HEALTH CARE REIT, INC.
                             EXECUTIVE LOAN PROGRAM


INTRODUCTION

          The Compensation Committee (the "Committee") of the Board of Directors of Health Care REIT, Inc. (the "Company") is generally responsible for determining the nature and amount of compensation for the Company's executive officers. In August 1999, the Committee utilized the services of FPL Advisory Group, a nationally recognized executive compensation consulting firm, to assist the Committee in reviewing and developing an executive loan program (the "Program") for the Company's executive officers and certain other officers to assist such officers with paying taxes related to the vesting of restricted stock awards. After reviewing similar programs by the Company's competitors, and discussing the program with Company's management, the Committee adopted the following:


1.       OBJECTIVES.

          The objectives of the Company's Program are to (a) assist the Company's executive officers and certain other officers of the Company in increasing their stock ownership in the Company in order to further link such officers' economic interests with those of the Company shareholders, and (b) leverage the value of the Company's existing long-term incentive plan by assisting the executive officers and certain other officers of the Company with the income tax impact that results from the vesting of restricted stock.


2.       PLAN PURPOSE.

          The Program permits the Company to make Company funds available to the executive officers and certain other officers of the Company to pay income taxes that result from the vesting of restricted shares of the Company's shares of Common Stock par value $1.00 per share (the "Shares").


3.       ELIGIBILITY.

          The Program is limited to the executive officers of the Company and certain other officers of the Company as specified by the Committee. As of September 10, 1999, the individuals who are eligible for participation are George L. Chapman, Raymond W. Braun, Edward F. Lange, Jr., Erin C. Ibele, Michael A. Crabtree and J. Michael Stephen.



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4.       TERM.

          Any loans made pursuant to the Program will be five (5) year and full recourse loans. Each loan will be evidenced by a promissory note executed by the officer and delivered to the Company.


5.       COLLATERAL.

          Each loan will be secured by collateral which initial collateral will be all of the vested Shares that relate to the taxes for which the loan is being granted. The officer will deliver certificates for such Shares endorsed in blank to the Company. To the extent any portion of a loan is forgiven, the number of Shares held as collateral that is equal to the percentage of the loan forgiven will be released by the Company (e.g., if 20% of the loan is forgiven, then 20% of the Shares will be released); provided, however, Shares will not be released if it would cause the Shares that continue to be held as collateral to have a value on the date of the forgiveness that is less than two times the remaining balance of the loan.


6.       INTEREST.

          Interest will be set at the mid-term applicable federal rate established by the Internal Revenue Service at the time of the loan and such interest will be compounded annually and will be paid to the Company within thirty days after each anniversary date of the loan. The Company will invoice the officer on or about each anniversary date of the loan.


7.       MAXIMUM AMOUNT OF LOAN.

          The following levels of maximum levels of indebtedness have been established for each of the following positions:

                                                            MAXIMUM
                      POSITION                           INDEBTEDNESS
                      --------                           ------------
                      Chairman & CEO                     $   2,500,000
                      VP & Chief Operating Officer       $   1,000,000
                      VP & Chief Financial Officer       $   1,000,000
                      VP & Corporate Secretary           $     500,000
                      Controller                         $     500,000
                      Vice President, Marketing          $     500,000


8.       REPAYMENT.

          If an officer's employment with the Company is involuntarily terminated for Cause (as defined in the officer's then current employment agreement with the Company, or in the promissory note if there is no agreement), or if the officer voluntarily terminates his



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employment with the Company before all amounts due have been paid (other than by reason of death or disability), or as a result of a Change in Control (as defined in the officer's then current employment agreement with the Company, or in the promissory note if there is no employment agreement), all remaining amounts then due under the loan will become due and payable by the officer in ninety (90) days.

9.       FORGIVENESS.

          (a) Loans will be forgiven over the term of the loan based on the officer's continued employment. On each anniversary date of the loan, if the officer continues to be employed by the Company, one-fifth (1/5) of the principal loan amount will be forgiven.

          (b) All amounts are forgiven if the officer's employment with the Company terminates by reason of death, disability, involuntary termination without Cause (as defined in the officer's then current employment agreement with the Company, or in the promissory note if there is no employment agreement), or as a result of a Change of Corporate Control (as defined in the officer's then current employment agreement with the Company, or in the promissory note if there is no employment agreement).

          (c) For those officers who have an employment agreement with the Company, if any amounts forgiven pursuant to this Plan are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the Company will make a gross-up payment to the officer consistent with the gross-up formula set forth in the officer's then current employment agreement with the Company with respect to excise taxes.


10.      MODIFICATION.

          The terms and conditions of the Program, as well as the terms and conditions of the promissory note, may be modified from time to time by the Committee.




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